                      CONFIDENTIAL TREATMENT REQUESTED
                   UNDER 17 C.F.R. SECTIONS 200.80(b)(4),
                           200.83 and 240.24b-2










                                                       JOINT VENTURE AGREEMENT
------------------------------------------------------------------------------














between

HANIL TELECOM CO., LTD.

and

VALENCE TECHNOLOGY B.V.

on

JULY 10, 1996

THIS AGREEMENT, entered into as of July 10, 1996 ("Effective Date") by and between Valence Technology B.V. with offices at Hirsch Gebouw, Leidseplein 29, 1017 PS Amsterdam, The Netherlands ("Valence") and Hanil Telecom Co., Ltd., with offices at Wooduk Bldg., 832-2 Yuksam-Dong, Kangnam-Ku, Seoul, Korea ("Hanil").

WHEREAS, Valence has the knowledge, expertise and technology to design, develop, manufacture and sell solid polymer electrolyte batteries, and Valence owns or has rights to certain patents, trademarks, know-how, technology and other intellectual property related to the design, manufacture, and sell such batteries, and the laminates that are used in such batteries;

WHEREAS, Hanil, through its affiliates, has the knowledge, expertise and technology to design, develop, manufacture and sale of products that can incorporate solid polymer electrolyte batteries;

WHEREAS, Hanil will form a company in Korea for the purpose of carrying on the business of designing, manufacturing, marketing, selling, repairing, installing, maintaining, exploiting, applying, distributing and dealing in products that use such batteries;

WHEREAS, Hanil desires to invite the participation of Valence in such a company in order to obtain new capital and technology from Valence, relating to the manufacture of solid polymer electrolyte batteries, and Valence is willing to participate as shareholders in the ownership and operating of such a company;

WHEREAS, the parties hereto in order to give effect to the aforesaid have agreed to enter into this Agreement and accordingly are desirous of regulating their relationship inter se as shareholders of the joint venture company and the activities of the joint venture company in the manner hereinafter described.

NOW, THEREFORE, In consideration of the mutual covenants and promises herein set forth, Hanil and Valence agree as follows:

1.  DEFINITIONS

1.1 AFFILIATE shall mean any corporation, association or other legal entity which directly, or indirectly controls Hanil or Valence, or is controlled by Hanil or Valence, or is under common control of Hanil or Valence, where the term "control" means the power and ability to direct the management and policies of the controlled enterprise through ownership of voting shares of the controlled enterprise, or by contract or otherwise.

1.2 APPLICATIONS shall mean any application into which the Batteries may be incorporated, except for those applications for which Valence has already granted an exclusive license to another party, such as automotive, traction and utility load leveling markets licensed to General Motors, and personalized lighting systems and uninterruptable power supplies licensed to Goldtron Ltd.

1.3 BATTERIES shall mean the advanced rechargeable solid polymer electrolyte batteries manufactured by Hanil Valence Co. utilizing Laminates based on the solid polymer electrolyte technology owned and licensed by Valence.

1.4 BATTERY LAMINATE SUPPLY AGREEMENT shall mean the agreement to be entered into between Hanil Valence Co. and Valence.

1.5   BOARD shall mean the board of directors of Hanil Valence Co.

1.6 GOVERNMENT APPROVAL shall mean of this Agreement, and other Transaction Documents, and the parties performance under the Agreement and other Transaction Documents ("Agreements and Performance"), such approval of or confirmation or consent to the Agreements and Performance together with such license, permits, or other permissions reasonably required for the

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

Agreements and Performance, all as the statutes, decrees, regulations, and rules of governmental authority within Korea (collectively "Legal Authority"), may require to be obtained in connection with the Agreements and Performance from such Legal Authority or from political subdivisions thereof. Wherever "Government Approval" is used herein, it shall be interpreted and construed to include the requirement that such approval be in form and substance acceptable to the parties hereto.

1.7 HANIL INDIVIDUAL SHAREHOLDER shall mean the corporations, associations, legal entities and/or individuals listed in Hanil Shares Ownership Exhibit, attached hereto as an exhibit.

1.8   HANIL VALENCE CO. shall mean the Korean company Hanil Valence Co., Ltd.

1.9 LAMINATES shall mean cathode, separator and anode laminates, or films, of the Battery, produced exclusively by Valence.

1.10 LICENSE AND SUPPORT AGREEMENT shall mean the agreement to be entered into between Hanil Valence Co. and Valence.

1.11  TERRITORY shall mean Korea.

1.12 TRANSACTION DOCUMENTS shall mean this Agreement, the License and Support Agreement, the Battery Laminate Supply Agreement and any other document contemplated in this Agreement or entered into by the parties or between each party and Hanil Valence Co. in connection with this Agreement.

1.13  US$ shall mean the lawful currency of the United States of America.

1.14  WON shall mean the lawful currency of Korea.

2.   JOINT VENTURE COMPANY FORMATION

2.1 Within thirty (30) days of the Effective Date of this Agreement, Hanil shall form a new Korean company to become, under the name "Hanil Valence Co., Ltd."

2.2 The Articles of Incorporation of Hanil Valence Co. shall be as mutually agreed upon by the parties.

2.3 Hanil shall cause Hanil Valence Co. to enter into the License and Support Agreement, and the Battery Laminate Supply Agreement within sixty
(60) days of the Effective Date of this Agreement.

3.  REORGANIZATION

3.1 A purpose of this Agreement is to provide for the restructure of ownership and operation of Hanil Valence Co. by Valence and Hanil. Further, it is the intention of Valence and Hanil that they will work together in good faith within reasonable commercial expectations and requirements to promote the Business.

3.2 Following the Effective Date but no later than Valence's initial subscription pursuant to Article 4.1 below, Hanil shall cause Hanil Valence Co. to be reorganized as a joint venture company in accordance with the Foreign Capital Inducement Act, other relevant laws of Korea and this Agreement.

3.3 Hanil Valence Co. shall be a joint stock company (Chusikhoesa) named in Korean "Chusikhoesa Hanil Valence," and in English "Hanil Valence Co., Ltd."

3.4  The business objects of Hanil Valence Co. shall be as follows:

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                          CONFIDENTIAL TREATMENT REQUESTED

     3.4.1 the design, application, manufacture, distribution and sale of the Battery utilizing Laminates supplied by Valence, [
                                             ] for Applications in the
     Territory;

     3.4.2 foreign trade business for the importation of raw materials and manufacturing facilities/equipment; and

     3.4.3 any and all acts, things, business and activities that are related, incidental or conducive directly or indirectly to the attainment of the foregoing object.

3.5 Within thirty (30) days of the Effective Date hereof, Hanil shall cause the Articles of Incorporation of Hanil Valence Co. to be amended in such form to be agreed by Valence and Hanil. In case of any conflict between the provisions of this Agreement and the Articles of Incorporation of the Hanil Valence Co., the provisions of this Agreement shall prevail.

4.   REPRESENTATIONS AND WARRANTIES

4.1  Hanil hereby represents and warrants that:

     4.1.1 The total number of shares of Hanil Valence Co. authorized for the issuance is one million six hundred thousand (1,600,000) shares of common stocks having a par value of five thousand won (Won 5,000) each.

     4.1.2 The total number of shares of Hanil Valence Co. issued and outstanding at the time of incorporation is four hundred thousand (400,000) shares of common stock having a par value of five thousand won (Won 5,000) each, for a paid-in capital of two billion won (Won 2,000,000,000).

     4.1.3 The number of shares owned by the Hanil Individual Shareholders is as listed in Hanil Shares Ownership Exhibit, and the Hanil Individual Shareholders shall collectively subscribe to those shares for two billion won (Won 2,000,000,000), as paid-in capital. All the shares owned by the Hanil Individual Shareholders must be controlled and voted as single block of shares by Hanil. Since, other than Hanil, the Hanil Individual Shareholders are not parties to this Agreement, Hanil shall take complete responsibility that the Hanil Individual Shareholders abide by all terms of this Agreement and shall indemnify and hold harmless Valence from any and all damages and other expenses that may arise from any action by the other Hanil Individual Shareholders.

     4.1.4 All of the assets and the liabilities of Hanil Valence Co. as of the date of Valence's initial subscription are as per the balance sheet, profit and loss statement and list of assets, which shall be prepared and delivered to Valence as of the date of Valence's initial subscription of its shares.

4.2 Hanil hereby agrees that in the event there are any shortages in the total assets described in the said balance sheet or if there are any liabilities or claims of third parties which are not disclosed in the balance sheet, Hanil shall jointly and severally make such deficits good and settle any of such liabilities and claims at their own cost and expense. Hanil hereby commits that there will be no changes in assets and liabilities of Hanil Valence Co. from the Effective Date to the date of Valence's initial subscription of its shares, except such changes as normally occur in the ordinary operation of a business. Hanil declares and promises that any and all of the assets are and will be free of liens, encumbrances, leases, ownership of third parties, particular claims, and limitations or threatened limitations resulting either from earlier agreements or from laws or regulations in force in Korea as of the date of Valence's initial subscription of its shares, except as disclosed in the above balance sheet, and except as required for the normal and ordinary operations of Hanil Valence Co.

5.  INCREASE OF CAPITAL AND PARTICIPATION

5.1 No later than ninety (90) days following the Effective Date, Hanil shall cause Hanil Valence Co. to increase its paid-in capital to four billion won (Won 4,000,000,000) and issue four hundred thousand (400,000) new shares of common stock, which new shares shall be subscribed solely by Valance at the par value. Provided, however, that the foregoing subscription of Valence shall be subject to the satisfaction of following conditions;

     5.1.1 all necessary Government Approvals have been obtained, including approvals on this Agreement, the License and Support Agreement, and any tax privileges available under the Foreign Capital Inducement Act of Korea; and

     5.1.2 The revision of the Articles of incorporation of Hanil Valence Co. to both parties satisfaction.

5.2 One (1) year after the Effective Date, or sooner upon mutual agreement of the parties, Valence and Hanil shall cause Hanil Valence Co. to increase its paid-in capital to eight billion won (Won 8,000,000,000) and issue an additional eight hundred thousand (800,000) new shares of common stock, for a total of one million six hundred thousand (1,600,000) shares of common stock, which new shares subscribed equally by Valence and Hanil at the par value. The detailed schedule for said subscription shall be as agreed upon between the parties.

5.3 Upon the completion of subscriptions set forth in sections 5.1 and 5.2 above, the equity ownership and the shareholding ratio of Valence and Hanil shall be as follows:

     Valence   800,000 shares     4,000,000,000 Won     50%
     Hanil     800,000 shares     4,000,000,000 Won     50%
     ___________________________________________________________
     Total   1,600,000 shares     8,000,000,000 Won    100%

5.4 All shares issued by Hanil Valence Co. shall be common shares registered in nominative form evidenced by share certificates bearing a legend as follows:

     "This certificate is held subject to the terms of an agreement between Valence Technology B.V. and certain local entities referred to as Hanil in the aforementioned agreement, a copy of which is on file at the principal office of the Company. Any transfer of shares in violation of aforementioned agreement shall be ineffective against the Company; and any violation of this restriction may result in termination of the aforementioned agreement and in the liquidation of the Company."

5.5 It is the firm intention of the parties that their ownership of Hanil Valence Co. and its stock shall always be equal. Any change in the equal ownership of Hanil Valence Co. and its stock shall only be effective upon unanimous approval of the Board and shareholders. If a change in this equal ownership is so approved and additional shares are created, the following terms shall apply:

     5.5.1 Valence and Hanil shall have preemptive rights in each additional issue of shares in Hanil Valence Co. in proportion to their existing shareholdings at the time of issuance.

     5.5.2 Should any shareholder not wish, or not be able to take up and pay for its proportionate shares of any such additional issue of shares, that shareholder shall immediately offer its rights in writing to the other shareholder. In the event offered shares have not been taken up by other party within thirty (30) days following its offer, such shares shall be disposed in accordance with the resolution of the Board.

     5.5.3  However, prior to Hanil offering such shares in section
     5.5.2 to Valence, any such Hanil Individual Shareholder may first offer its rights to the other Hanil Individual Shareholders in proportion the total shareholding of such other members in Hanil Valence Co., and the Hanil Individual Shareholders shall be free to alter their respective proportions of shareholding within the fifty percent (50%) shareholding allotted to the Hanil Individual Shareholders as a group. Only if no other Hanil Individual Shareholders agrees to take up the shares of that Hanil Individual Shareholders will such shares be offered to Valence.

     5.5.4 If Valence is not able to take up its proportionate share of any additional issue of shares due to its failure to secure the Government Approval for such subscription, Valence shall be entitled to designate any person qualified acceptable to Hanil, such acceptance shall not unreasonably be withheld, in its place to take up the shares.

6.   GOVERNMENT APPROVAL

6.1 After the execution of this Agreement, Hanil, with Valence's assistance as required, shall take all necessary steps to obtain the Government Approval required for the foreign investment by Valence pursuant to this Agreement, including without limitation any tax privileges available under the Foreign Capital Inducement Act of Korea. The parties shall cooperate fully with each other, including providing necessary information, and shall furnish satisfactory evidence of the obtaining of Government Approval. Valence shall have a right of access to all correspondence and discussions with the Korean authorities and the right to make representations or to be present when representations are made to such authorities.

6.2 In the event that the Government Approval has not been obtained within ninety (90) days after the Effective Date, either party shall have the right and option, exercisable by notice in writing served upon the other party, to declare this Agreement, and the License and Support, and Laminate Supply Agreements, if executed, null and void and of no effect. In such event, each of the parties hereto shall thereupon be relieved from any and all obligations and commitments hereunder, and no party shall be liable to any other on any account whatsoever, expect that if Valence has received the license and support fee from Hanil Valence Co. and has not paid Hanil Valence Co. for the subscribed shares, Valence shall return the fee to Hanil Valence Co. The aforementioned period of ninety (90) days may be extended by mutual agreement in writing by the parties.

6.3 If any of the provisions contained in this Agreement regarding the restructure of Hanil Valence Co. should not be approved by the appropriate authority, then the parties agree to make such amendments thereto as shall be acceptable to the said appropriate authority, without prejudice to their underlying purpose and intention for this Agreement, and are completely acceptable to each party.

6.4 The expense directly relating to the obtaining of Government Approval on the investment of Valence shall be borne by Hanil Valence Co., while the expenses relating to the preparation, negotiation and execution of this Agreement and other agreements supplementary hereto shall be borne by each party which incurs such expenses. In the event Hanil fails to obtain the approval of the Korean Government, such expenses relating the Government Approval shall be born by Hanil.

7.  TRANSFER OF SHARES

7.1 Without the written consent of the other party, neither party shall sell, assign, transfer or otherwise dispose its shares of Hanil Valence Co., except in the case of a Hanil Individual Shareholder to:

     7.1.1  another Hanil Individual Shareholder;

     7.1.2  any direct-line descendant of such Hanil Individual Shareholder; or

     7.1.3  an Affiliate of such Hanil Individual Shareholder,

or in case of Valence to an Affiliate of Valence. If Hanil or Valence is the party so disposing of such shares, then such disposal shall be contingent on that party's guarantee, to the other party, assuring

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

that the Affiliate shall carry out all of that party's obligations under this Agreement, and written agreement from the Affiliate assuming such obligations.

7.2 Any such a disposal permitted by section 7.1, other than by a party to an Affiliate, shall be processed strictly in accordance with Article 335 to
Article 335-5 of the Commercial Code of Korea.

7.3 No party, or other Hanil Individual Shareholder, shall pledge, hypothecate or otherwise apply collateral, or for any other purpose, or in any other manner, encumber shares of Hanil Valence Co. such as could result in an involuntary transfer or assignment of such shares to third parties, unless consent to such pledge, hypothecation or other such application has been received in writing from the other party.

7.4 Should a Hanil Individual Shareholder so dispose, or so encumber shares of Hanil Valence Co. as prohibited by this section 7, Hanil shall do everything in its power to correct the situation, and shall indemnify and hold harmless Hanil Valence Co. and Valence from any and all damages and other expenses that may arise from any action by the Hanil Individual Shareholder or any other party, resulting from such prohibited disposal or encumberance.

8.   MEETINGS AND RESOLUTIONS OF SHAREHOLDERS

8.1 The Board shall decide the time and place for convening all meetings of the shareholders except where Korean law provides otherwise, and notice thereof shall be given as set forth in the Articles of Incorporation of the Hanil Valence Co.

8.2 All actions and resolutions of the shareholders (except where a special resolution of the shareholders is required by Korean law) shall be adopted by the affirmative vote of a majority of the voting shares represented at a meeting where more than fifty percent (50%) of the issued and outstanding shares are represented. All Hanil shares, including all shares held by Hanil Individual Shareholders, and all Valence shares voting at the meeting, must be voted as a block by Hanil and Valence, respectively.

8.3 The chairman of the Board shall serve as the chairman of the shareholder meetings. In the event the chairman of the Board cannot serve as chairman of a shareholder meeting, a director nominated by the Board shall serve as chairman of the shareholder meeting.

8.4 The agenda of the annual general shareholder meeting shall include the following items:

     8.4.1 annual financial statements including the official report of the Statutory Auditor;

     8.4.2  removal and appointment of directors;

     8.4.3  appointment of the statutory auditor;

     8.4.4 remuneration and severance pay for the directors and statutory auditor; and

     8.4.5  declaration of dividends.


9.   BOARD OF DIRECTORS

9.1 Valence and Hanil shall exercise their respective voting rights in Hanil Valence Co. and take such other steps as are necessary to ensure that:

     9.1.1 the Board of Hanil Valence Co. shall consist of six (6) members;

     9.1.2 Valence and Hanil shall have the right to designate the equal number of directors, and that initial three (3) directors designated by Valence shall be elected on the date of Valence's initial subscription to shares of Hanil Valence Co.;

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     9.1.3  the Board shall select a president / representative director of the Hanil Valence Co. and the parties shall cause the nomination and election of the president / representative director by the shareholders

     9.1.4 the president / representative director shall serve as president / representative director of Hanil Valence Co.

     9.1.5 the term of office of each director shall be two (2) years; and if (and only if) a party wishes to replace any of its nominated directors with or without cause, the other party will vote accordingly; provided, however, that if such dismissal is without cause, the party proposing the dismissal shall indemnify and hold harmless Hanil Valence Co., and the other party, for any and all damages and other expenses that may arise from such action.

9.2 In case the position of a director of Hanil Valence Co. becomes vacant for any reason. Valence and Hanil agree to cause their shares to be voted to elect as a replacement a person nominated by the party who nominated the person whose office is vacant.

9.3 The Board shall be responsible for the establishment of the business policy and the supervision of the management of Hanil Valence Co. in accordance with this Agreement, the Articles of Incorporation, and resolutions of the shareholders. The day-to-day business matters shall be carried out by the president / representative director, in accordance with the Articles of Incorporation, resolutions of the shareholders, resolutions of the Board, and any corporate regulations of Hanil Valence Co.

9.4 Meetings of the Board may be called by the president / representative director whenever he or she deems necessary or at the request of any director. Notice of Board meetings shall be given as set forth in the Articles or Incorporation of Hanil Valence Co. The regular Board meeting shall be convened four (4) times per each fiscal year.

9.5 All actions and resolutions taken at a meeting of the Board shall be adopted by a majority vote of all Directors present at the meeting, except that at least one (1) Board member appointed by each party must vote in favor of the action or resolution for it to be adopted. At least one (1) Board member appointed by each party shall be present to constitute a quorum for a Board meeting. The chairman shall not have the right to cast a tie-breaking vote.

9.6 The president / representative director shall serve as the chairman of Board meetings, unless otherwise agreed by the parties.

9.7 The following corporate actions shall not be taken unless authorized in advance by a resolution of the Board:

     9.7.1 convening and determining the agenda of any general meeting of shareholders;

     9.7.2 authorization of any documents and supplementary schedules thereto to be submitted to a meeting of shareholders;

     9.7.3 election and dismissal of president / representative director;

     9.7.4 establishing, relocating or closing of subsidiaries, branches, plants or any other facility of Hanil Valence Co.;

     9.7.5 adopting, amending or repealing any company major regulation;

     9.7.6   issuance of new shares;

     9.7.7   disposal of unsubscribed or odd shares;

     9.7.8   transfer of shares;

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     9.7.9   issuance of debentures or convertible bonds;

     9.7.10  issuance of bond with warranty;

     9.7.11 acquisition of any license or other use of technology which costs in excess of one hundred thousand dollars (US$100,000.00), or the Won equivalent or in deviation of the annual budget;

     9.7.12 acquisition or sale of any assets with a value in excess of two hundred million won (Won 200,000,000) and in deviation of the annual budget;

     9.7.13 any of the following transactions in an amount in excess of five hundred million won (Won 500,000,000):

          9.7.13.1 borrowing funds;

          9.7.13.2 pledging, mortgaging or otherwise encumbering any assets (tangible or intangible) as security for loans or otherwise; and

          9.7.13.3 incurring any other commitment, contractual or otherwise, other than in the normal course of business;

     9.7.14  any making of loans;

     9.7.15 recommending to the shareholders any merger or sale of all, of substantially all, of the whole of the assets, undertaking, or business of Hanil Valence Co.

     9.7.16 recommending to the shareholders any sale of any major asset (tangible or intangible);

     9.7.17 recommending to the shareholders dissolution or liquidation of any business of Hanil Valence Co.;

     9.7.18 recommending to the shareholders any change in the business activities of Hanil Valence Co.;

     9.7.19 recommending to the shareholders any diversification of the existing business;

     9.7.20 recommending to the shareholders any changes to the Articles of Incorporation of Hanil Valence Co.;

     9.7.21 acquisition of a company, or any portion, or shares in a company;

     9.7.22 selecting, hiring, discharging, and setting of compensation of officers over the level of department chief
     "Bujang" in Korean), upon the recommendation of the president / representative director, including those who are responsible for:

               9.7.22.1    manufacturing, operations (i.e. Chief
               Operating Officer, Vice President of Manufacturing);

               9.7.22.2   finance (i.e. Chief Financial Officer);

               9.7.22.3 engineering, research and development (i.e. Chief Technical Officer, Vice President of Engineering, Vice President of Research and Development); and

               9.7.22.4 sales, marketing (i.e. Vice President of Marketing and Sales);

     9.7.23    approval of annual budget and business plans;

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     9.7.24    any matters affecting this Agreement or other
     agreements executed by Hanil Valence Co. and its shareholders, including the Affiliates of such shareholder; and

     9.7.25    election of outside independent accounting firm.


10.  STATUTORY AUDITOR

Hanil Valence Co. shall have one (1) statutory auditor, who shall be elected at a shareholders meeting and perform the duties as provided in the Articles of Incorporation and in accordance with the Korean Commercial Code. The term of office of the statutory auditor shall commence from the date of acceptance of office and expire at the close of the ordinary general meeting of shareholders convened with respect to the last fiscal year which ends on or before a date two (2) years from the date of acceptance of office.

11.  FISCAL YEAR AND ACCOUNTING RECORDS

11.1 The fiscal year of Hanil Valence Co. shall commence on January 1 and end on December 31 of each year. Provided that the first fiscal year shall commence on the date of incorporation and end on December 31 of the same year.

11.2 Hanil Valence Co. shall maintain accounting books, records and supporting documents in accordance with generally accepted accounting principles and practices in Korea. Hanil Valence Co. shall also provide its unaudited quarterly report of operation to each of its shareholders no later than thirty days (30) days after each calendar quarter. The unaudited quarterly report of operation to be delivered to Valence shall be prepared in conformity with the accounting principles and practices of Valence and United States Generally Accepted Accounting Principles ("US-GAAP").

11.3 Immediately upon the end of each fiscal year, Hanil Valence Co. shall submit to the shareholders the balance sheet and profit and loss statement prepared both in the Korean and English languages. Further, Hanil Valence Co. shall keep its accounting books and records at its head office for inspection by the shareholders or their representatives.

11.4 Hanil Valence Co., at its own expense, shall be audited annually by an outside independent audit firm. Such firm shall provide the parties with a financial report in English and Korean languages, in accordance with generally accepted accounting principles of Korea and in conformity with the account principles and practices of Valence and US-GAAP.

12.  COMPENSATION OF DIRECTORS AND STATUTORY AUDITOR

12.1 Unless mutually agreed otherwise, only directors of Hanil Valence Co., who are also employees of Hanil Valence Co. shall be compensated. The other Board members and the statutory auditor shall only be reimbursed for such travel and other expenses as are reasonably incurred in their attendance of Board meeting.

12.2 Other than the president / representative director, directors who are also employees of Hanil Valence Co. may only serve as part-time employees. Should such a director / employee become a full-time employee, then that director shall immediately resign from the Board. The Board shall determine the compensation of any such part-time director / employees.

12.3 Other than the president / representative director, director / employees only may serve in such a dual capacity during the first two (2) years from the Effective Date of this Agreement. At the end of two (2) years, any such director / employee shall either resign from the Board or shall terminate their employment with Hanil Valence Co.

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                          CONFIDENTIAL TREATMENT REQUESTED

13.  INDEBTEDNESS AND ADDITIONAL CAPITALIZATION

13.1 Without any additional consideration, Hanil shall provide thirty-two billion won (Won 32,000,000,000) in loan guarantees from Hanil to Hanil Valence Co.

13.2 After Hanil Valence Co. has used all the loan guarantees provided by Hanil under section 13.1, the parties hereto agree that in the event any additional working capital is required by Hanil Valence Co., such working capital shall be met, either by the increase of paid-in capital, by direct shareholder loan or by providing bank guarantees for the favor of Hanil Valence Co., always subject to the mutual agreement of the parties and in proportion to their respective shareholding ratio.

13.3 While the parties have no current expectation that they will do so, should the parties mutually agree that additional capitalization is required, the parties shall contribute equally to any such additional capitalization in order to maintain the equal ownership of Hanil Valence Co.

14.  VARIOUS UNDERTAKINGS

14.1 Hanil Valence Co. shall have the right to make, have made, use and sell Batteries for Applications in the Territory.

14.2 Hanil shall use its best efforts to procure suitable premises on terms and conditions acceptable to Hanil Valence Co. for the purpose of manufacturing the Batteries, however, the setting up of any manufacturing plants in Korea shall be at Hanil Valence Co.'s sole cost and expense.

14.3 Hanil shall use its best endeavors to procure the relevant personnel required by Hanil Valence Co. in respect of the management, administration and operations of Hanil Valence Co. as well as the marketing of Hanil Valence Co.'s products.

14.4 The parties acknowledge that other, potentially broader, business opportunities may arise in the future, and either party may raise such opportunities with the other party. In such an event, the parties may mutually agreed to alter this Agreement, if necessary, to pursue such opportunities.

15.  DIVIDEND POLICY

15.1 The dividends of Hanil Valence Co. shall be such as shall be recommended by the Board, to the shareholders from time to time who shall act in the best interests of Hanil Valence Co. when making any recommendations therefore it being the intention of the parties to distribute profits by way of dividends subject to commercial necessity for reinvestment in Hanil Valence Co. and subject to such method of distribution being to the mutual advantage of the shareholders.

15.2 Should the payment of dividends to Valence be restricted by the Korean Government in any way, Valence shall have the right to terminate this Agreement, as well as the License and Support Agreement and the Laminate Supply Agreement, if the amount restricted is equal to, or in excess of, the
equivalent of [                                                ] and the
amount has been restricted for at least six (6) months.

16.  PAYMENTS

16.1 Any and all cash distributions or remittances of any kind, including, but not limited to dividends, damages for breach of this Agreement or other Transaction Documents, and distributions which may be made upon liquidation, dissolution, or reorganization, which may be payable to Valence by Hanil or Hanil Valence Co., shall be paid in United States Dollars, or other form elected by Valence, and remitted to such bank as may reasonably be designated by Valence.

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16.2  If, for any reason, Government Approval cannot be obtained by Hanil or
Hanil Valence Co., for any such payment, Hanil shall provide for such payment in a manner acceptable to Valence.

17.  TERM AND TERMINATION

17.1 This Agreement shall continue in effect until terminated pursuant to the provisions of this Agreement or by mutual agreement of the parties.

17.2  A party shall be deemed to have breached or defaulted if;

     17.2.1 any representation, warranty or statement by such party in any Transaction Document or in any document delivered under any of them is not complied with or is or proves to have been incorrect in any material respect when made; or

     17.2.2 such party does not perform or comply with any one or more of its material obligations under any Transaction Document and such party in breach shall fail to rectify that breach within sixty (60) days of written notice of breach being given to that party in the terms of this Section.

17.3 In the event a party commits a material breach or default, as described above in Section 17.2, the other party hereto shall, without prejudice to any other rights and remedies such party may have, be entitled by notice in writing to the party in breach or default to terminate this Agreement forthwith as against such party and thereupon such defaulting party shall transfer, at no cost, all of its shares in Hanil Valence Co. to the other party and shall cause any directors appointed by such party to resign from office.

17.4 Save as hereinafter provided, Hanil or Valence shall be entitled to forthwith terminate this Agreement if the License and Support Agreement, or Battery Laminate Supply Agreement, is terminated or ceases to be in full force and effect for any reason whatsoever and without prejudice to any other rights and remedies. If the License and Support Agreement, or Battery Laminate Supply Agreement, was terminated because of a breach or default by Hanil or Hanil Valence Co., then Hanil Valence Co. shall immediately be liquidated and any surplus proceeds distributed to the shareholders. If, however, the License and Support Agreement, or Battery Laminate Supply Agreement, was terminated because of a breach or default of Valence, then Valence shall transfer, at no cost, all of its shares in Hanil Valence Co. to Hanil and shall cause any directors appointed by Valence to resign from office.

17.5 In the event that a party becomes insolvent, dissolves, or other wise ceases to exist, this Agreement shall immediately terminate. Further, in such an event, Hanil Valence Co. shall be immediately and automatically liquidated and dissolved, with its surplus assets (if any) upon such liquidation distributed to the shareholders.

17.6 The termination of this Agreement from any cause shall not release any party hereto from any liability which at the time of termination has already accrued to any party hereto, or which thereafter may accrue in respect of any act or omission prior to such termination.

17.7 In the event of any termination of this Agreement, regardless of cause or breach by either party, the License and Support Agreement and Battery Laminate Supply Agreement shall immediately be terminated.

17.8 If Hanil does not receive all necessary approvals from the Korean government within ninety (90) days of the Effective Date of this Agreement, then this Agreement, the License and Support Agreement and Laminate Supply Agreement shall immediately be terminated.

17.9 In the event that this Agreement is terminated, for any reason, and Hanil Valence Co. survives, according to the terms of this Agreement, then the party who retains ownership shall immediate change the name of Hanil Valence Co. to remove the other party's name from the joint

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venture company's name (i.e. if Hanil retained ownership, it would remove
"Valence" from "Hanil Valence Co., Ltd.).

18.  GOOD FAITH AND RELATIONSHIP BETWEEN PARTIES

18.1 In entering into this Agreement the parties hereto recognize that it is impracticable to make provisions for every contingency that may arise in the course of the performance thereof. If by reason of any unforeseen occurrence or development the operation of this Agreement is likely to cause any inequitable hardship to any of the parties hereto, the parties hereto shall negotiate immediately in good faith as to what manner the terms and conditions of this Agreement may be modified in order to provide an equitable solution in so far as such is possible within the spirit of this Agreement for such unforeseen occurrence or development.

18.2 The parties hereto hereby agree and declare that they will execute and do all such acts and things as are necessary and within their power and authority for the time being to carry into effect and/or to comply with the provisions of this Agreement, including voting by Board members and the voting of shares.

18.3 Nothing in this Agreement shall be construed to imply the existence of a partnership between the parties hereto other than as shareholders in Hanil Valence Co. in accordance with the terms of this Agreement. Valence and Hanil each represent and warrant to the other that they have entered into no contracts, nor are subject to any obligations, which prevent them from entering into and performing this Agreement. It is understood and agreed that Valence and Hanil are, and at all times shall remain, independent contractors. At no time shall either Party represent to any third party that it is the agent of the other for any reason whatsoever. Valence and Hanil further covenant that no authorization shall be given to any employee to act for the other Party to this Agreement. In no event shall either Party at any time have authority to make any contracts or commitments on behalf of or as an agent of the other or otherwise make use of its relationship with the other, without the other's express consent in each instance.

19.  LIMITATION OF LIABILITY

In no event shall either party be liable for any indirect, special, incidental or consequential damages resulting from its performance or failure to perform under this Agreement, whether due to a breach of contract, breach of warranty, or such party's negligence.

20.  CONFIDENTIALITY AND PUBLIC DISCLOSURE

20.1 "Confidential Information" shall mean that information of either party which is disclosed to the other party or Hanil Valence Co. ("Recipient") by reason of the parties' relationship under the Joint Venture Agreement, either directly or indirectly in any written or recorded form, orally, or by drawings or inspection of parts or equipment, and, either in writing and marked as confidential or proprietary, or if oral, reduced to writing similarly marked within thirty (30) days of disclosure.

20.2 Recipient shall receive and use the Confidential Information only for performance of Recipient's obligations under the Joint Venture Agreement, and will not use Confidential Information for any other purpose, and shall not disclose such Confidential Information to any person or persons who do not need to have knowledge of such Confidential Information in the course of their employment.

20.3 It is expressly understood that Recipient shall not be liable for disclosure of any Confidential Information if the same was in the public domain at the time it was disclosed; was known to Recipient at the time of disclosure; is disclosed with the prior written approval of the other party hereto; is disclosed after five (5) years from the termination of the Joint Venture Agreement; was independently developed by Recipient; or becomes known to Recipient, on a non-confidential

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

basis, from a source other than the other party hereto, without breach of the Joint Venture Agreement or this letter by Recipient.

20.4 Each party hereto shall not, except as authorized by the Board, or required by any applicable law or regulation of Korea, the Cayman Islands, the Netherlands or the United States of America, reveal to any person, firm or company any of the trade secrets, secret or confidential operations, processes or dealings or confidential information of Hanil Valence Co. or any information concerning the organization, business, finances, transitions or affairs of Hanil Valence Co. which may come to his knowledge under the Joint Venture Agreement and shall keep with complete secrecy all trade secrets and other confidential information entrusted to it and shall not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to Hanil Valence Co. or its business or may be likely to do so.

20.5 Valence and Hanil agree that the terms and conditions of the Joint Venture Agreement and this letter shall not be disclosed to any other party without the prior written consent of the other, which consent should not be unreasonably withheld. Neither Valence nor Hanil shall publish or use any advertising, sales promotion, press release or publicity matters relating to the Joint Venture Agreement or this letter, without the prior written approval of the other, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, either party may make such disclosures and press releases as are necessary to meet its disclosure and regulatory requirements under the laws, regulation and rules of Korea, the Cayman Islands, the Netherlands or the United States of America.

20.6 Hanil Valence Co shall place all its employees and contractors under appropriate confidential and intellectual property rights agreements prior to such persons receiving any confidential information or doing any work for Hanil Valence Co.

21.  TRADEMARKS AND ADVERTISING, AND SAFETY

21.1 Hanil Valence Co. shall market and sell the Batteries for the Applications under names, trade marks, trade names, designs, logos and get-up and all other trademark rights relating to the marketing and sale of the Batteries for the Applications shall belong to and be the absolute property of the joint venture company.

21.2 Valence may require Batteries to be marked with the Valence logo and name in a reasonable size so as to be noticed by a consumer of such Batteries. Any promotional material produced by Hanil Valence Co. that specifically references any Battery performance specifications or promotes the additional value of such Batteries, shall also include a reference to Valence and an appropriate promotional copy supplied by Valence, upon Valence's request. Valence must approve any specifications prior to publication or distribution outside Hanil Valence Co. or Valence.

21.3 Because Valence's logo and/or name will be on the Batteries, Valence shall have right to stop manufacturing, sales and/or distribution of Batteries, if, in Valence's sole judgement, there is any safety defect. Additionally, Valence shall have the right to cause the joint venture company to conduct a recall of Batteries, if such a defect is discovered in Batteries already distributed outside the joint venture company. Hanil Valence Co. shall install and maintain a lot tracking system adequate to allow an effective and timely recall. Further, Valence shall review design and quality of products to assure such products meet Valence's design and quality standards.

21.4 Each party recognizes the right, title, and interest of the other party and its affiliates in and to all service marks, trademarks, and trade names used by the other and agrees not to use any of the other party's service marks, trademarks, and trade names without the other party's express written permission.

22.  INTELLECTUAL PROPERTY CROSS-LICENSE

22.1 Valence and Hanil shall grant Hanil Valence Co. a non-exclusive, world-wide, royalty-free, non-transferable, non-sublicensable, personal license to all intellectual property created by

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


Valence or Hanil during the term of the exclusive license that directly relates to Joint Venture Markets, specifically not including intellectual property related to the composition or manufacturing of Laminates.

22.2 Hanil Valence Co. shall grant Valence, and its Affiliates, a non-exclusive, world-wide, royalty-free, non-transferable, non-sublicensable, personal license to all intellectual property created by the joint venture during the term of the exclusive license that directly relates to the composition or manufacturing of Batteries or Laminates, or relates to charging or other control circuitry suitable for Batteries. Notwithstanding the forgoing, such license shall be assignable incident to the transfer of all or substantially all of its, or an Affiliate's, business.

23.  DISPUTE RESOLUTION

23.1 Each party agrees that any dispute between the parties, the Board, or shareholders relating to this Agreement will first be submitted in writing to a panel consisting of the Chairman of Hanil Cement Mfg. Co., Ltd. and the Chairman of Valence Technology, Inc., who will promptly meet and confer in an effort to resolve such dispute. Any decisions of the Chairmen, that are jointly agreed to in writing, will be final and binding on the parties. In the event the Chairmen are unable to resolve any dispute within thirty (30) days after submission to them, either party may then refer such dispute to a mediation in accordance with the immediately succeeding paragraph.

23.2 If the parties are unable to settle any dispute arising out of this Agreement in accordance with the immediately preceding paragraph, then the dispute shall be submitted to a mutually-acceptable neutral advisor for mediation, fact-finding or other form of Alternate Dispute Resolution (ADR) selected by the parties. Neither party may unreasonably withhold acceptance of such an advisor, and his or her selection must be made within forty-five
(45) days after written notice by one party demanding the use of ADR. The cost of such mediation or other ADR procedure shall be shared equally by the parties.

23.3  Any dispute which is not so resolved between the parties within three
(3) months of the date of the initial demand by either party for mediation or another ADR procedure may then be submitted to the courts for resolution.
The use of any ADR procedures will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party. Nothing in this section will prevent either party from resorting to judicial proceedings if:

     23.3.1 good faith efforts to resolve the dispute under these procedures have been unsuccessful; or

     23.3.2 interim relief from a court is necessary to prevent serious and irreparable injury to one party or to the other.

24.  GENERAL

24.1 Neither party may assign its rights or obligations under this Agreement without the prior consent of the other, and any purported assignment without such consent shall have no force or effect, except that a party may assign this Agreement incident to the transfer of all or substantially all of its business. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the respective parties hereto and their successors and assigns.

24.2 No failure or delay by either party to enforce or take advantage of any provision or right under this Agreement shall constitute a subsequent waiver of that provision or right, nor shall it be deemed to be a waiver of any of the other terms and conditions of this Agreement.

24.3 Neither party to this Agreement shall be liable for its failure to perform any of its obligations hereunder during any period in which such performance is prevented by any cause beyond its reasonable control. In the event of any such delay the date of delivery or performance hereunder shall be extended by a period equal to the time lost by reason of such delay.

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

24.4 The validity, performance and construction of this Agreement shall be governed by the laws of the State of New York, United States (excluding its conflict of laws provisions). Notwithstanding the foregoing, the structure, operation and management of Hanil Valence Co. shall be governed by the substantive laws of Korea.

24.5 Each party hereto shall bear its own costs and expenses in respect of the preparation, negotiation, finalize and execution of this Agreement and the other agreements or documents contemplated herein.

24.6 Each party shall comply with all applicable laws in performing under this Agreement.

24.7 All notices or communications to be given under this Agreement shall be in writing and shall be deemed delivered upon hand delivery, upon acknowledged telex or facsimile communication, or seven (7) days after deposit in the mail, postage prepaid, by certified, registered or first class mail, addressed to the parties at their addresses set forth above.

24.8 In the event that any provision of this Agreement is prohibited by any law governing its construction, performance or enforcement, such provision shall be ineffective to the extent of such prohibition without invalidating thereby any of the remaining provisions of the Agreement.

24.9 The terms and conditions of this Agreement may not be superseded, modified, or amended except in writing which states that it is such a modification, and is signed by an authorized representative of each party hereto. This Agreement shall not be modified, supplemented, qualified, or interpreted by any trade usage or prior course of dealing not made a part of the order by its express terms.

24.10 Section titles used herein are for reference only and shall not be for purposes of interpretation.

24.11 This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

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24.12 This Agreement, including exhibits, and the other Transaction
Documents, constitutes the entire Agreement between the parties as to the subject matter hereof, and supersedes and replaces all prior or contemporaneous agreements, written or oral, regarding such subject matter, and shall take precedence over any additional or conflicting terms which may be contained in either party's purchase orders or order acknowledgment forms.
 In the event of any conflict between the provisions of this Agreement and the Articles of Incorporation of Hanil Valence Co., the provisions of this Agreement shall prevail over the Articles of Incorporation.

ACCEPTED AND AGREED:

VALENCE TECHNOLOGY B.V.                    HANIL TELECOM CO., LTD.

By:                                       By:
   -----------------------------------        ---------------------------------
signature of authorized representative    signature of authorized representative

Melvern Slates
--------------------------------------    -------------------------------------
printed name                              printed name

Managing Director
--------------------------------------    -------------------------------------
title                                     title

--------------------------------------    -------------------------------------
date                                      date

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

                       CONFIDENTIAL TREATMENT REQUESTED


Hanil Shares Ownership Exhibit


The amount, price and percentage of Hanil's first, and second, subscriptions shall be as follows:


                             Shares         Cost in Won              Percentage
-------------------------------------------------------------------------------
[







                                                                              ]
-------------------------------------------------------------------------------
Totals                      400,000        2,000,000,000               100.00


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